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                                                                    EXHIBIT 5.1


                                 June 30, 1997



PSF Holdings, L.L.C.
423 West 8th Street, Suite 200
Kansas City, Missouri  64105

Premium Standard Farms, Inc.
423 West 8th Street, Suite 200
Kansas City, Missouri  64105

         RE: Registration of LLC Units of PSF Holdings, L.L.C.; Warrants to Purchase LLC Units; 11% Senior Secured Notes (Partial Pay-in-Kind) Due 2003; and Guarantees of 11% Senior Secured Notes (Partial Pay-in-Kind)

Gentlemen:

         We have acted as counsel to PSF Holdings, L.L.C. ("Holdings"), Premium Standard Farms, Inc. ("PSF") and Princeton Development Corp. ("Princeton") (Holdings, PSF and Princeton collectively referred to as the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (No. 333-26239) which was filed by the Company with the Securities and Exchange Commission (the "Commission") on April 30, 1997, as amended by Amendment No. 1 thereto which is being filed by the Company with the Commission on the date hereof (as so amended, the "Registration Statement").

         This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

         This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, including, but not limited to, the General Qualifications (as defined in the Accord), all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

         We express no opinion as to the laws of any jurisdictions other than the laws of the United States and the laws of the State of Missouri.

         Based upon and subject to the foregoing, we are of the opinion that:

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         1.      The LLC Units, Warrants and Notes being registered in the
Registration Statement have been legally issued and are fully paid and non-assessable, except in the case of certain of the Notes and certain of the LLC Units that have not yet been issued, which in each case will be legally issued, fully paid and non-assessable when (i) in the case of such LLC Units, issued, delivered, and paid for, and (ii) in the case of such Notes, issued and delivered as interest on outstanding Notes, in each case in the manner described in the Prospectus included in the Registration Statement.

         2. The Notes constitute the legal, valid and binding obligations of PSF and will be enforceable against PSF in accordance with their terms, except in the case of certain of the Notes that have not yet been issued, which will constitute the legal, valid and binding obligations of PSF when issued and delivered as interest on outstanding Notes in the manner described in the Prospectus included in the Registration Statement.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to all references to our firm included in or made a part of the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.


                                                   Very truly yours,

                                                   SONNENSCHEIN NATH & ROSENTHAL

                                                   /s/ James A. Heeter
                                                       James A. Heeter